ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 31, 2008 and effective as of November 30, 2008, is by and between JDCO, Inc., a California corporation (“Seller”) and Java NorCal, LLC, a California limited liability company (“Buyer”).

WITNESSETH:

WHEREAS, Seller is engaged in the business of selling gourmet coffees, whole leaf teas and other beverages through a Seller-owned retail store in Marysville, California (the “Marysville Business”) located at 515 3rd Street, Marysville, California, 95901 (the “Marysville Business Facility”) and a Seller-owned retail store in Yuba City, California (the “Yuba City Business”) located at 554 Colusa Avenue, Yuba City, California 95991 (the “Yuba City Business Facility” and together with the Marysville Business Facility, the “Business Facilities”), collectively (the “YM Business”);

WHEREAS, Seller desires to sell all of the Assets (as defined in Section 1.1 herein) to Buyer, and Buyer desires to purchase such Assets from Seller; and

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants set forth below, the parties hereby agree as follows:

Article 1.
Asset Sale and Purchase Transaction

                1.1         Sale and Purchase of Assets.

Subject to the terms and conditions of this Agreement, Seller shall grant, convey, sell, assign, transfer, and deliver to Buyer on the Closing Date (as defined in Section 2.1 herein), and Buyer shall purchase on the Closing Date, free and clear of all covenants, restrictions, liens, security interests, claims, pledges, assignments, subleases, options, rights of refusal, charges, leases, licenses, encumbrances and any other restriction of any kind or nature (collectively, “Liens”), all properties, assets, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description, wherever located, including the YM Business as a going concern and goodwill, that are owned, used, or held for use by Seller and related to the YM Business, except for those assets which are expressly excluded pursuant to Section 1.2 hereof (collectively, the “Assets”) Without limiting the generality of the foregoing, the Assets shall include, without limitation, items in the following categories that conform to the definition of the term “Assets”:

(a)          Inventories.  All inventories (including raw materials, work-in-progress, and finished good) and supplies of Seller (collectively, the “Inventory”) held at the Business Facilities including all inventories held at YM Business storage units;

(b)          Prepaid Items.  All prepaid items and expenses;

(c)          Machinery, Equipment, and Other Personal Property.  All physical assets, machinery, equipment, furniture, fixtures, office materials and supplies, computer hardware and software, spare parts, and other tangible personal property of every kind and description owned, leased, or licensed by Seller and used or held for use in connection with the YM Business as set forth on Schedule 1.1;

(d)          Real Property.  Seller’s interest in all of the leaseholds, including but not limited to Seller’s rights to any and all deposits or refunds at termination and to any improvements made to leasehold by Seller, and other estates in real property and appurtenances thereto, leased or owned by Seller and used or held for use in connection with the YM Business (collectively, the “Business Real Properties”);

(e)          Contracts.  Seller’s rights under all contracts, leases, licenses, indenture, agreements, whether oral or written, express or implied, including rights to any deposits or refunds at termination as set forth on Schedule 1.1(e) (collectively, the “Assumed Contracts”);

(f)           Files and Records.  All files, records, books of account, general, financial, and accounting records, invoices, computer programs, tapes, electronic data processing software, customer and supplier lists, correspondence, and other records of Seller;

(g)          Permits, Licenses and Authorizations.  All governmental permits, licenses and authorizations held by Seller listed on Schedule 1.1(g) to the extent the same may be transferred to Buyer;

(h)          Guaranties.  All guaranties, warranties, indemnities, and similar rights in favor of Seller with respect to the YM Business or any of the Assets;

(i)           Asset List.  Those items listed on the asset list attached as Schedule 1.1(i) hereto; and

(j)           Goodwill.  Seller’s goodwill in, and the going concern value of, the YM Business.

                1.2          Excluded Assets.

Notwithstanding the foregoing, Seller shall retain, and the Assets shall not include, any assets of Seller not specifically identified in Section 1.1 above.  The Assets shall not include, and nothing in this Agreement shall be construed as an attempt to assign, any contract or agreement that is by its terms nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given (“Excluded Assets”).

1.3          Liabilities.

All debts, liabilities, taxes, claims, costs and expenses of or against Seller, including but not limited to all accounts payable balances and any accrued payroll incurred or arising prior to the Closing Date shall be the responsibility of Seller.  Buyer does not hereby and shall not assume or in any way undertake to pay, perform, satisfy or discharge any obligation or liability of any nature or kind whatsoever of Seller, whether arising before, on or after the Closing Date the (“Retained Liabilities”) except that Buyer shall assume and agree to pay, perform and discharge when due those liabilities and obligations of Seller that accrue from and after and relate solely to the period after the Closing Date under the Assumed Contracts and such liabilities shall not constitute Retained Liabilities.  Seller shall pay and satisfy when due all Retained Liabilities.

1.4        Purchase Price; Payment of Purchase Price.

(a)         Purchase Price.  Buyer shall purchase the Assets for an aggregate purchase price of One-million, Four-Hundred and Fifty-Five Thousand Dollars ($1,455,000), in accordance with the terms and subject to the conditions set forth in this Agreement including, without limitation, the post-Closing adjustment as provided in Section 1.6 below (the “Purchase Price”).

This Purchase Price will include five (5) Franchise Fees of $28,500 for a total of $142,500 which will be applied against the franchise fees for the YM Business ($57,000) and as a credit of $28,500 to Buyer upon signing its third Franchise Agreement for store number three, as a credit of $28,500 to Buyer upon signing its fourth Franchise Agreement for store number four and as a credit of $28,500 to Buyer upon signing its fifth Franchise Agreement for store number five.  If Buyer does not open any franchises other than the franchises for the YM Business before six months from the date hereof, all unused credits for franchise fees will expire.  Additionally the Purchase Price will include two-years of pre-paid royalty’s of $2,000 per month per store for a total of $96,000.

(b)         Payment of Purchase Price.  An amount equal to the Purchase Price, as calculated using Schedule 4.4, shall be paid at Closing by wire transfer in immediately available funds to Seller pursuant to written instructions provided by Seller.  The entire remaining Purchase Price shall be paid by Buyer to Seller by a Promissory Note attached hereto as Exhibit E.

1.5        Allocation of Consideration.

The Purchase Price shall be allocated among the Assets in accordance with the allocations set forth in Schedule 1.5.  To the extent consistent with law, Buyer and Seller shall report the federal, state and local income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and none of them shall take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, or otherwise.

1.6        Purchase Price Adjustment.

At the time of closing and out of the purchase price, the Seller will pay $30,000 to the Buyer to use as working capital and to pay for deferred maintenance for the buildings, equipment and signage of the Business Facilities.  The Buyer will, at Buyer’s expense, (a) order within 60 days of the Closing Date a new monument sign and directional signs for the Yuba City and Marysville stores and (b) within 150 days of the Closing Date, slurry seal both store parking lots and repair pavement where needed; provided that, Buyer shall only be required to spend up to $15,000 on items (a) and (b). The final new sign design must be approved by Seller prior to installation.

1.7           Royalty Payments.

The Buyer shall pay the Seller 4% of Monthly Net Sales from the Yuba City Business and Marysville Business by the fifteenth of each month except for the first two years which will be paid by a fixed amount of $2,000 (two thousand dollars) per month per store. Both parties agree that the Purchase Price includes pre-paid royalty payments for the first two years (24 months) of $2,000 per month per store for a total of $96,000 (ninety six thousand dollars). The first royalty payment of 4% for each store will therefore be due Jan 15, 2011 which would cover net sales from December, 2010 for each store.

Article 2.
Closing; Conditions Precedent to Closing; Proceedings

                2.1          Closing.

The closing of the sale and transfer of the Assets (the “Closing”) and the consummation of the other transactions contemplated by this Agreement shall take place on or before November 30, 2008 (the “Closing Date”), or at such other place and time as the parties may agree upon in writing.

2.2          Conditions Precedent to Closing.

(a)           Conditions Precedent to Obligation of Buyer.  The obligation of Buyer to proceed with the Closing is expressly subject to the fulfillment prior to or at Closing of the conditions precedent set forth in this Section 2.2(a).  Any one or more of these conditions precedent may be waived, in whole or in part, in writing by Buyer at Buyer’s sole option.

(i)           Representations and Warranties.  The representations and warranties of Seller contained in Article 4 shall be, individually and collectively, true and correct (in the case of any representation or warranty containing any materiality qualification) or true and correct in all material respects (in the case of any representation or warranty without any materiality qualification) (i) at and as of the date of this Agreement and (ii) on and as of the Closing Date as if made on the Closing Date.

(ii)          Agreement.  Seller shall have performed in all material respects all of the agreements and complied with all of the provisions required by this Agreement and the Seller Transaction Documents to be performed or complied with by such party at or before the Closing Date.

(iii)         Legal Proceedings.  No order of any governmental body shall be in effect that restrains or prohibits the transactions contemplated hereby, and to Seller’s knowledge, there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any governmental body challenging the lawfulness of or seeking to prevent or delay any aspect of this transaction or seeking monetary or other relief by reason of the consummation of any of such transactions.

(iv)         Financing.  Buyer shall have secured financing, the terms of which are acceptable to Buyer in its sole discretion, to finance the transactions contemplated by this Agreement.  If Buyer is unable to secure financing, this Asset Purchase Agreement is terminated.

(v)          Unencumbered Title.  Buyer shall have received copies of such releases and documents, and reviewed other such evidence as Buyer deems necessary to assure Buyer that the Assets are being delivered free and clear of all liens and encumbrances.

(vi)         Landlord Consent.

(a)           Landlord Consent.  The Landlord (as defined below) under the Marysville Lease (as defined below) shall have consented in writing to assignment of such lease to Buyer as contemplated by this Agreement and acknowledged and agreed in writing that Seller has the authority to assign the Marysville Lease in its entirety with Steven Binninger and Michael Binninger having previously assigned their interests in such lease to Seller.

(b)           Landlord Consent.  The Landlord (as defined below) under the Yuba City Lease (as defined below) shall have consented in writing to assignment of such lease to Buyer as contemplated by this Agreement and acknowledged and agreed in writing that Seller has the authority to assign the Yuba City Lease in its entirety with Seller having previously assigned their interests in such lease to Buyer.

(vii)         Attorney Review.  Buyer’s attorney shall have had an opportunity to review and consent to Buyer’s consummation of the transactions contemplated under this Agreement, such consent not to be unreasonably withheld.

(viii)        Required Authorizations.  Seller and Buyer shall have received all required authorizations under any applicable law necessary to consummate the transactions contemplated by this Agreement.

(ix)           Closing Documents.  Buyer shall have received the other agreements and documents referred to in Section 2.3(a).

(b)                      Conditions Precedent to Obligation of Seller.  The obligation of each Seller to proceed with the Closing is expressly subject to the fulfillment prior to or at Closing of the conditions precedent set forth in this Section 2.2(b).  Any one or more of these conditions may be waived, in whole or in part, in writing by any Seller at the sole option of such Seller

(i)           Representations and Warranties.  The representations and warranties of Buyer contained in Article 5 shall be, individually and collectively, true and correct (in the case of any representation or warranty containing any materiality qualification) or true and correct in all material respects (in the case of any representation or warranty without any materiality qualification) (i) at and as of the date of this Agreement, and (ii) on and as of the Closing Date as if made on the Closing Date.

(ii)          Agreements.  Buyer shall have performed in all material respects all of the agreements and complied with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing Date.

(iii)          Legal Proceedings.  No order of any governmental body shall be in effect that restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding challenging any of the transactions contemplated by this Agreement seeking monetary relief by reason of the consummation of such transactions.

(iv)          Closing Documents.  Seller shall have received the documents and other items referred to in Section 2.3(b).

(v) Tax Clearance Certificates.  Seller shall obtain tax clearance certificates from the California Employment Development Department and the Board of Equalization evidencing that all payroll and sales taxes are paid.

           2.3                      Proceedings.

           (a)                       Deliveries by Seller.  At Closing, Seller shall deliver to Buyer:

(i)            The Assets.

(ii)           A certification that all third party debt and obligations of Seller related to, or that is secured by, the Assets has been paid in full.

(iii)          A certification that any and all obligations of Seller related to, or that is secured by, any equipment being acquired by Buyer pursuant to Section 1.1(c) has been paid in full.

(iv)          A certification that any and all liens on the Assets have been released and all financing statements terminated.

(v)           An executed Bill of Sale (the “Bill of Sale”) in substantially the form of Exhibit A attached hereto.

                              (vi-a)       An executed single-unit franchise agreement for the Marysville Business, (the “Maryville Franchise Agreement”) in substantially the form of Exhibit C attached hereto.

(vii-b)       An executed single-unit franchise agreement for the Yuba City Business (the “Yuba City Franchise Agreement” and together with the Maryville Franchise Agreement, the “Franchise Agreements”) in substantially the form of Exhibit D attached hereto.

(vii)           Seller shall have delivered a certificate executed by an officer of Seller, dated as of the Closing Date, certifying to the fulfillment of the conditions set forth in subsections (i), (ii) and (iii) of Section 2.2(a).

(viii)         Tax Clearance Certificates.  Seller shall furnish to Buyer appropriate clearances from the California Employment Development Department for employee tax clearances and the Board of Equalization for sales tax clearances.

(b)            Deliveries by Buyer. At Closing, Buyer shall deliver to Seller:

(i-a)           An executed single-unit franchise agreement for the Marysville Business, (the “Maryville Franchise Agreement”) in substantially the form of Exhibit C attached hereto.

(i-b)           An executed single-unit franchise agreement for the Yuba City Business (the “Yuba City Franchise Agreement” in substantially the form of Exhibit D attached hereto.

(ii)           Buyer shall have delivered a certificate executed by its manager, dated as of the Closing Date, certifying to the fulfillment of the conditions set forth in subsections (i), (ii) and (iii) of Section 2.2(b).

Article 3.
Certain Covenants

3.1           Conduct of YM Business’s Pending Closing.

From and after the date hereof and until the Closing Date, unless the Buyer shall otherwise consent in writing, Seller shall conduct the affairs of the YM Business in the ordinary course and consistent with past practice.  Seller shall take reasonable actions to maintain the YM Business’ property, equipment and other assets in substantially the same condition as such assets existed on the date of this Agreement and consistent with past practice and shall, subject to available resources, comply in a timely fashion with the provisions of all the Assumed Contracts and its other agreements and commitments.  Further, Seller shall not incur additional debt (including, without limitation, any capital lease obligations) through the Closing without the prior written consent of Buyer.

               3.2            Buyer’s Right of First Refusal to Purchase Auburn Store.

Seller and Buyer acknowledge and agree that in the event that Seller shall desire to sell its interest in its company-owned retail store currently 405 Grass Valley Highway, Auburn, California 95603 (the “Auburn Store,” Seller shall grant Buyer a right of first refusal to purchase such store; provided, that Buyer shall have sixty (60) days from receipt of notice from Seller in which to elect to exercise such right to purchase the Offered Store; provided, further that Buyer’s right shall either be exercised or canceled upon the expiration of such sixty (60) day period as it applies to each Offer unless the parties mutually agree otherwise in writing.

3.3           Buyer’s Right of First Refusal to Purchase Marysville Property.

Seller and Buyer acknowledge and agree that in the event that Seller or any affiliate or principal of Seller shall desire to acquire the premises located at 515 3rd Street, Marysville, California, also known as Assessor’s Parcel Number 010-231-004 (the “Marysville Property”) currently being leased pursuant to that certain Ground Lease (the “Marysville Lease”) dated as of November 5, 2002 by and between William E. Hamon, Jr. and Carol B. Hamon (collectively, the “Landlord”), and Seller, Michael Binninger and Steven Binninger, Seller or any affiliate or principal of Seller, as applicable, shall grant Buyer a right of first refusal to purchase the Marysville Property from Landlord; provided, that Buyer shall have thirty (30) days from receipt of notice from Seller in which to elect to exercise such right to purchase the Marysville Property; provided, further that Buyer’s right shall either be exercised or canceled upon the expiration of such thirty (30)-day period unless the parties mutually agree otherwise in writing.

3.4         Seller’s Right of First Refusal to Purchase Yuba City & Marysville Store.

Seller and Buyer acknowledge and agree that in the event that Buyer shall desire to sell its interest in its stores (the “Marysville Business”) located at 515 3rd Street, Marysville, California, 95901 (the “Business Facility”) and (the “Yuba City Business”) located at 554 Colusa Avenue, Yuba City, California 95991 (the “Business Facility”), collectively (the “YM Business”) Buyer shall grant Seller a right of first refusal to purchase such stores at the same multiple of 4.75 times store level earnings before interest, taxes, depreciation and amortization (EBITDA); provided, that Buyer shall have sixty (60) days from receipt of notice from Seller in which to elect to exercise such right to purchase the Offered Store; provided, further that Buyer’s right shall either be exercised or canceled upon the expiration of such sixty (60) day period as it applies to each Offered Store unless the parties mutually agree otherwise in writing.

3.5         NO RELIANCE ON 2008 FINANCIAL PROJECTIONS.

BUYER AGREES AND ACKNOWLEDGES THAT IT HAS UNDERTAKEN AN INDEPENDENT REVIEW AND ANALYSIS OF THE TERMS OF THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, THE PURCHASE PRICE AND IT HAS NOT RELIED IN ANY WAY ON SELLER’S 2008 FINANCIAL PROJECTIONS PREVIOUSLY PROVIDED TO BUYER IN NEGOTIATING THE TERMS OF THIS AGREEMENT.  BUYER FURTHER ACKNOWLEDGES THAT SUCH PROJECTIONS WERE ONLY PROVIDED FOR THE SOLE PURPOSE OF DELIVERING INFORMATION REQUIRED IN ORDER TO ALLOW BUYER TO SECURE FINANCING. BUYER ALSO ACKNOWLEDGES THAT SELLER HAS NOT PROVIDED TO BUYER ANY TYPE OF FINANCIAL PROJECTION(S) FOR EITHER STORE IN ANY MATTER OR FORM NEITHER WRITTEN NOR VERBAL NOR ELECTRONICALLY AT ANY TIME.

3.6         Certain Transitional Matters.

(a)          Remit Funds.  After the Closing, (i) Seller shall promptly transfer and deliver to Buyer any cash or other property, if any, that Seller may receive related to the YM Business or the Assets which was earned by the YM Business after the Closing; and (ii) Buyer shall promptly transfer and deliver to Seller any cash or other property, if any, that Buyer may receive related to the YM Business or the Assets which was earned by the YM Business prior to the Closing.

(b)          Assistance.  Seller shall cooperate with and assist Buyer and its authorized representatives in order to provide, to the extent reasonably requested by Buyer, an efficient transfer of control of the Assets, and to avoid any undue interruption in the activities and operations of the YM Business following the Closing Date.  Such assistance shall include, among other reasonable requests, assistance in retaining the customers of the YM Business for the benefit of Buyer after the Closing Date.  Buyer shall reimburse the party providing assistance for direct out-of-pocket expenses incurred in providing such assistance.

(c)           Assignment of Assumed Contracts; Consents.  Seller shall use its best efforts prior to, and if necessary after, the Closing Date, to obtain at the earliest practicable date but no later than thirty (30) days after the Closing Date, the consent to the assignment to Buyer of the Assumed Contracts which require consent to assignment, without any conditions adverse to Buyer.  To the extent that such consents are obtained after the Closing Date, Seller shall keep the applicable contracts in effect and shall give Buyer the benefit of such contracts to the same extent as if they had been assigned and Buyer shall perform the obligations under such contracts relating to the benefit obtained by Buyer.

(d)          Publicity.  Buyer shall consult with Seller before issuing any press release or otherwise making any public announcements, including any announcement to employees, with respect to this Agreement or the transactions contemplated hereby (except to the respective directors and officers of Seller and Buyer), and shall not issue any such press release or make any such public announcement prior to such consultation and written consent of Seller, except as required by law.  Seller shall not make any press release or external public announcement regarding this Agreement or the transactions contemplated hereby without prior approval of the Buyer.

Article 4.
Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer that all statements set forth in this Article 4 are true and correct.

4.1         Organization.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  Seller has the corporate power and authority to operate, own and lease its properties and carry on its business as now conducted.  Seller has the absolute and unrestricted power, authority and capacity to enter into this Agreement and any agreements related hereto to which it is or is to become a party and perform its obligations under this Agreement and such related agreements.  Copies of the articles of incorporation and bylaws of Seller, which have been delivered to Buyer, are complete and correct.

4.2         Authorization; Enforceability.

This Agreement and all agreements contemplated hereby to which Seller is a party have been duly executed and delivered by such party and constitute the legal, valid and binding obligations of such party, enforceable against it in accordance with their respective terms.  Seller has duly and validly authorized this Agreement and all agreements contemplated hereby to which it is or is to become a party and all of the transactions contemplated thereby.

4.3         No Violation of Laws or Agreements.

Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof by Seller will: (i) result in a breach of, constitute a default or an event of default under any of the terms of, or give to any other person the right to cause a termination of, any of the Assets or any other contract to which Seller is a party or by which its Assets may be bound, (ii) result in the creation, maturation or acceleration of any liability of Seller, (iii) violate any law or violate any judgment or order of any governmental body to which Seller is subject or by which any of the Assets may be bound or affected, or (iv) result in the creation or imposition of any Lien or encumbrance upon any of the Assets or give to any other person any interest or right therein.

               4.4        Condition of Assets; Title.

Seller has and is conveying good, marketable and exclusive title to all of the Assets.  None of the Assets is subject to any Lien, encumbrance, impairment, burden or charge of any kind or nature whatsoever, legal or equitable, or any item similar or related to the foregoing. Seller warrants that the assets are in good working order or condition and the assets sold under the Agreement are all of the material assets needed to run the business.  Schedule 4.4 identifies any outstanding liability in connection with the YM Business and the Assets.  The Assets being sold by the Seller pursuant to this Agreement are less than one half of Seller's inventory and equipment, as measured by the fair market value on the date hereof.

               4.5          Legal Proceedings.

No action, suit, investigation, claim or proceeding of any nature or kind whatsoever, whether civil, criminal or administrative, by or before any governmental body or arbitrator is pending or, to the knowledge of Seller, threatened against or affecting Seller, any of the Assets or any of the transactions contemplated by this Agreement.  Seller does not have pending any litigation against any third party related to the Assets.

4.6         Consents; Assignment of Assumed Contracts.

Except as set forth on Schedule 4.6, no consent of any third party is required for the transfer to Buyer of any of the Assets, including the Assumed Contracts.  Except as set forth on Schedule 4.6, the assignment of each of the Assumed Contracts does not require the consent of any third parties.  To the extent that any of the Assumed Contracts requires the consent of any third parties, Seller has obtained all such consents on or before the Closing Date.

4.7         Undisclosed Liabilities; Creditors.

Seller has no debts, obligations or liabilities, absolute, fixed, contingent or otherwise, of any nature whatsoever, whether due or to become due (including unasserted claims), whether incurred directly or by any predecessor thereto, and whether arising out of any condition that occurred or existed on or before the Closing Date, whether or not then known, due or payable.  Schedule 4.7 identifies all of Seller’s creditors relating to the YM Business and Seller represent and warrant that they have no debts, obligations or liabilities, absolute, fixed, contingent or otherwise, of any nature whatsoever, whether due or to become due to such creditors or otherwise, which such debt or obligation would adversely affect the YM Business or the Assets or the sale thereof to Buyer.

               4.8          Compliance with Laws.

The operation of the YM Business is not in violation of any law (including any environmental law), permit or license, and no event has occurred or condition or state of facts exist which could give rise t o any violation.

4.9         Customer Relations.

There exists no condition or state of facts or circumstances involving Seller’s customers, suppliers, distributors or sales representatives that Seller can reasonably foresee that could adversely affect the YM Business or the Assets after the Closing Date.

4.10       Finders’ Fees; No Existing Discussions.

Neither Seller nor any of its respective officers, members or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders’ fee in connection with any of the transactions contemplated by this Agreement.  As of the date of this Agreement, Seller is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to a proposal to acquire, in any manner, the Assets, the YM Business or the capital stock of Seller.

4.11                      Disclosure.

None of the representations or warranties of Seller contained in this Article 4 and none of the information contained in the Schedules referred to in this Article 4 is false or misleading in any material respect or omits to state a fact necessary to make the statements in this Article 4 or in the Schedules to Article 4 not misleading in any material respect.

4.12                     Financial Statements.

The books of account and related records of the Seller are complete and correct and have been maintained in accordance with sound business practices and reflect in detail its assets, liabilities, revenues, expenses, cash flows, and other transactions.  There has been delivered to Buyer the audited balance sheets for the Seller at December 31, 2007, 2006 and 2005, and income statements and statements of cash flows for the years then ended and the interim audited balance sheet for the Seller at June 30, 2008, and income statement for the six (6)-month period then ended (the “Financial Statements”).  The Financial Statements (i) are accurate, correct and complete in accordance with the books of account and records of the Seller, (ii) have been prepared in accordance with GAAP (except that the interim statements do not reflect normal year-end adjustments) on a consistent basis throughout the indicated periods, and (iii) fairly present, in all material respects, the financial position of the Seller and the results of operations and cash flows of the Seller at the dates and for the relevant periods indicated.

Article 5.
Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows:

5.1                      Organization.

Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California.  Buyer has full power and authority to operate, own and lease its properties and carry on its business as now conducted.  Buyer has the absolute and unrestricted power, authority and capacity to enter into this Agreement and any agreements related hereto to which it is or is to become a party and perform its obligations under this Agreement and such agreements contemplated hereby.  Copies of the operating agreement of Buyer, which have been delivered to Seller, are complete and correct.

               5.2                      Authorization; Enforceability.

This Agreement and all agreements contemplated hereby to which Buyer becomes a party, has been duly executed and delivered by Buyer, and constitutes the legal, valid and binding obligations of Buyer enforceable against it in accordance with their respective terms.  Each agreement contemplated hereby to which Buyer is to become a party, when executed and delivered by Buyer, will constitute the legal, valid and binding obligation of Buyer, enforceable against it in accordance with the terms of such legal agreement.  All agreements contemplated hereby to which Buyer is or is to become a party have been duly and validly authorized by all necessary limited liability company proceedings by Buyer.

               5.3                      No Violation of Laws or Agreements.

Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof by Buyer will: (i) result in a breach of, constitute a default or an event of default under any of the terms of, or give to any other person the right to cause a termination of, any of the Assets or any other contract to which Buyer is a party or by which its Assets may be bound, (ii) result in the creation, maturation or acceleration of any liability of Buyer, (iii) violate any law or violate any judgment or order of any governmental body to which Seller is subject or by which any of the Assets may be bound or affected, or (iv) result in the creation or imposition of any lien or encumbrance upon any of the Assets or give to any other person any interest or right therein.

5.4                      Legal Proceedings.

No action, suit, investigation, claim or proceeding of any nature or kind whatsoever, whether civil, criminal or administrative, by or before any governmental body or arbitrator is pending or, to the knowledge of Buyer, threatened against or affecting Buyer that questions the validity of this Agreement, or the right of Buyer to enter into this Agreement or to consummate the transactions contemplated hereby, or wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would prevent consummation of the transactions contemplated hereby or adversely affect the Buyer’s performance under this Agreement.

5.5                      Finders’ Fees.

Neither Buyer nor any of its officers, members or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders’ fee in connection with any of the transactions contemplated hereby.

Article 6.
Survival of Representations, Warranties and Covenants; Indemnification.

6.1                      Survival of Representations, Warranties and Covenants.

Subject to the limitations set forth in this Article 6, all representations, warranties, covenants and obligations made by any party in this Agreement shall survive the Closing.  Any limitation or qualification set forth in any particular representation or warranty in Article 4 or 5 shall not limit or qualify any other representation or warranty in Article 4 or 5.  The right to indemnification under this Article 6 or any other remedy based on the breach or inaccuracy of any representation or warranty in Articles 4 or 5, or breach of, or noncompliance with, any covenant or obligation in this Agreement will not be affected by (a) any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to any such representation, warranty covenant or obligation, or (b) the expiration of any statute of limitations applicable to the underlying claims against or applicable to the Damages incurred by the Indemnified Party.  The waiver by any party of any condition at Closing of the breach or inaccuracy of any representation or warranty, or breach of, or noncompliance with, any covenant or obligation, will not affect the right of such party to indemnification, payment of damages or other remedy based on such breach, inaccuracy or noncompliance.

                6.2                      Indemnification by Seller.

Seller shall severally indemnify, defend, save and hold harmless Buyer, its affiliates and their respective officers, directors, employees, and agents (each, a “Buyer Indemnitee”) from and against all Damages (collectively, “Buyer Damages”) directly or indirectly asserted against, imposed upon, resulting to, or incurred or required to be paid by any Buyer Indemnitee from or in connection with, (i) any breach or inaccuracy of any representation or warranty made by Seller in this Agreement, or in any certificate or document delivered by Seller in connection with this Agreement or any other agreement to which Seller is or is to become a party; and (ii) a breach or nonperformance of any covenant made or obligation undertaken by Seller in or in connection with this Agreement or any other agreement to which Seller is or is to become a party.

6.3                      Indemnification by Buyer.

Buyer shall indemnify, defend, save and hold harmless Seller and its officers, directors, employees, affiliates and agents (each, a “Seller Indemnitee”) from and against any and all Damages (collectively, “Seller Damages”) directly or indirectly asserted against, imposed upon, resulting to, or incurred or required to be paid by Seller Indemnitee from or in connection with, (i) any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement or in any certificate or document delivered by Buyer in connection with this Agreement or any other agreement to which Buyer is a party, and (ii) a breach or nonperformance of any covenant made or obligation undertaken by Buyer in or in connection with this Agreement or any other agreement to which Buyer is or is to become a party.

6.4                      Notice of Claims.

If any Buyer Indemnitee or Seller Indemnitee (an “Indemnified Party”) believes that it has suffered or incurred any Buyer Damages or Seller Damages, as the case may be (“Damages”) for which it is entitled to indemnification under this Article 6, such Indemnified Party shall so notify the party or parties from whom indemnification is being claimed (the “Indemnifying Parties”) with reasonable promptness and reasonable particularity in light of the circumstances then existing.  If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Parties of such action or suit.  The failure of an Indemnified Party to give any notice required by this Section 6.4 shall not affect any of such party’s rights under this Article 6 except and to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnified Party.

6.5                      Third Party Claims.

The Indemnified Party shall have the right to conduct and control, through counsel of its choosing and reasonably acceptable to the Indemnifying Parties, any third party claim, action or suit, and the Indemnified Party may compromise or settle the same; provided, that the Indemnified Party shall give the Indemnifying Parties advance notice of any proposed compromise or settlement; provided, further, that the Indemnified Party obtains the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.  The Indemnified Party shall permit the Indemnifying Parties to participate in the defense of any such action or suit through counsel chosen by them, provided that the fees and expenses of such counsel shall be borne by the Indemnifying Parties.  If the Indemnifying Parties undertake, conduct and control the conduct and settlement of such action or suit, (i) the Indemnifying Parties shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of the Indemnified Party; (ii) the Indemnifying Parties shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such action or suit to the Indemnified Party; (iii) the Indemnifying Parties shall permit the Indemnified Party to participate in (but not control) such conduct or settlement, at the Indemnified Party’s sole expense, through counsel chosen by the Indemnified Party; (iv) the Indemnifying Parties shall agree promptly to reimburse the Indemnified Party for the full amount of any Damages including fees and expenses of counsel for the Indemnified Party incurred after giving the foregoing notice to the Indemnifying Parties and prior to the assumption of the conduct and control of such action or suit by the Indemnifying Parties.  If the Indemnified Party conducts and controls any such claim, action or suit, clauses (i) through (iii) of the preceding sentence of this Section 6.5 shall apply for the benefit of the Indemnifying Party.  In the event of dispute or disagreement between the Indemnified Party and the Indemnifying Parties with respect to the proposed compromise or settlement of any third party claim, action or suit which is subject to indemnification pursuant to this Article 6, such dispute or disagreement shall be subject to binding arbitration in San Francisco County, California, under the then-prevailing rules and procedures of the American Arbitration Association and the laws of the State of California.

Article 7.
Miscellaneous

                7.1                      Costs and Expenses.

Buyer and Seller shall each pay its respective legal and other transactional fees and expenses incurred by or on behalf of it in connection with this Agreement and the transactions contemplated hereby.  All brokerage fees, transfer taxes, all applicable sales, income, or use taxes in connection with the conveyance of the Assets to Buyer and to effect the other transactions contemplated hereby shall be borne by Seller.

7.2                      Further Assurances.

After the Closing, without further consideration, Seller shall take or cause to be taken such actions (including the execution, acknowledgment and deliver of instruments, documents, transfers and assurances) as Buyer may reasonably request for the better conveying, transferring, assigning and delivering of the Assets to Buyer.

                7.3                      Notices.

All notices given or made in connection with this Agreement shall be in writing.  Delivery of written notices shall be effective upon receipt.  All deliveries shall be made to the following addresses:

(i)               if to Buyer, to:

Ronald J. Sands
Java NorCal LLC
322 28th Avenue
San Francisco, CA 94121

with a required copy to:

The Goralka Law Firm
4470 Duckhorn Drive
Sacramento, CA  95834
Attn:  John M. Goralka, Esq.
Facsimile: (916) 440-8038

(ii)             if to Seller:

JDCO, Inc.
1550 Bryant Street
Suite 500
San Francisco, CA 94103
Attn: Michael Binninger

with a required copy to:

Sichenzia, Ross, Friedman & Ference
61 Broadway, 32nd Floor
New York, NY 10006
Attn: Peter Dichiara, Esq.
Facsimile: (212) 930-9725

Any party may change the address to which notice (or copies) to it shall be addressed by giving notice of that change to the other parties in accordance with this Section.

7.4                      Assignment.

This Agreement and all the rights and powers granted by this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.  This Agreement and the rights, interests and obligations under this Agreement may not be assigned by operation of law or otherwise by any party without the prior written consent of the other parties; provided that Buyer may assign this Agreement and its rights, interests or obligations hereunder to any affiliate of Buyer.

7.5                      Consideration; Recitals; Governing Law; Jurisdiction.

The parties acknowledge the mutual receipt and sufficiency of valuable consideration for the formation of the legally binding contract represented by this Agreement.  The consideration includes all of the representations, warranties, covenants and obligations contained in this Agreement.  The recitals set forth on page one of this Agreement are incorporated into this Agreement and made a part of this Agreement.  Except with respect to injunctive relief, for any disputes arising between the parties in connection with this Agreement and the transactions contemplated hereby, the parties shall make a good faith effort to reach an amicable resolution for a period of thirty (30) days.  Any dispute arising from or related to this Agreement and the transactions contemplated hereby shall be decided by a court of law in the State of California in San Francisco County or the District Court of the United States, Northern District of California without regard to venue, forum nonconveniens or personal jurisdiction issues, all challenges to which are hereby waived.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflict of law doctrines.

7.6                      Schedules.

Any item disclosed on any Schedule to this Agreement shall only be deemed to be disclosed in connection with (i) the specific representation and warranty to which such Schedule is expressly referenced, (ii) any specific representation and warranty which expressly cross-references such Schedule and (iii) any specific representation and warranty to which any other Schedule to this Agreement is expressly referenced if such other Schedule expressly cross-references such Schedule.

                7.7                      Amendment and Waiver; Cumulative Effect.

To be effective, any amendment or waiver under this Agreement must be in writing and signed by the parties hereto.  Neither the failure of any party to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by any other party with its obligations under this Agreement, nor any custom or practice of the parties at variance with the terms of this Agreement, shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance.  The rights and remedies of the parties are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter at law, in equity, by statute or otherwise.

                7.8                      Entire Agreement; No Third-Party Beneficiaries.

This Agreement and the Schedules and Exhibits set forth all of the promises, covenants, agreements, conditions and undertakings between the parties with respect to the subject matter of this Agreement.  This Agreement supersedes all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written, among the parties.  Except for the provisions of Sections 6.2 and 6.3 relating to Buyer Indemnitees and Seller Indemnitees, this Agreement is not intended to confer upon any person other than the parties any rights or remedies under this Agreement.

                7.9                      Severability.

If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any applicable legal requirement in any particular respect or under any particular circumstances, then, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, (a) such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and (b) all other terms, conditions and provisions of this Agreement shall remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the fullest extent possible.

                7.10                      Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

7.11 Sales and Transfer Taxes.

Seller shall pay all sales, use and transfer taxes arising from the transfer of assets described in this Agreement.  Seller shall pay its portion, prorated as of the closing date, of the personal property taxes of the Business.

7.12 Dispute Resolution.

If a dispute arises between any of the parties hereto arising from, relating to or in connection with this Agreement (“Dispute”), the parties hereto agree that the Dispute shall be submitted to mandatory, good-faith mediation.  The mediation must be held within thirty (30) calendar days after the appointment of a mediator on a mutually agreeable date, or on a date ordered by the mediator.  Any statute of limitations applicable to any such Dispute shall be tolled for the period beginning on the date mediation is requested until ten (10) calendar days after termination of the mediation.  Evidence of anything said, any admissions made, and any documents prepared in the course of the mediation shall not be admissible in evidence or subject to discovery in any arbitration or court action pursuant to Evidence Code Section 1152.5.  The mediator shall be mutually agreed upon by the parties hereto, or, if the parties hereto are unable to agree upon a mediator within ten (10) calendar days after a request for mediation delivered to a party hereto, a request may be made by any party hereto to the American Arbitration Association to appoint a mediator.  The mediation shall be conducted in accordance with such rules as the parties hereto agree upon, or in the absence of agreement, in accordance with the Commercial Mediation Rules and Procedures of the American Arbitration Association.  The mediation shall take place in San Francisco County, California.  The cost of mediation (including the mediator’s fees and costs) shall be split equally between the Buyer on one hand and the Seller on the other hand, but each party hereto shall bear its own attorneys’ fees and costs, unless agreed otherwise.  Subject to the provisions of Section 7.__ of this Agreement, any Dispute that is not resolved by mediation shall be heard by judicial reference pursuant to the provisions of California Code of Civil Procedure Sections 638 through 645.2, inclusive.

[Remainder of Page Intentionally Left Blank]

The parties, each intending to be legally bound by this Agreement, have executed this Agreement as of the first date identified in the first sentence of this Agreement.

JDCO, INC.

By: _____________________________
Name:_____________________________
Title: ______________________________

JAVA NORCAL, LLC

By: ______________________________
Name:______________________________
Title: ______________________________